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                                                                  EXHIBIT 10.20




                              EMPLOYMENT AGREEMENT



1.      Identification

        This Employment Agreement (the "Agreement"), dated for identification purposes only ______________, 2000, is entered into by and between Solutions America, Inc., a Delaware corporation ("Company") and Gary Horowitz, an individual ("Executive").


2.      Recitals

        2.1. Company is engaged in the business of providing E-Commerce related services for the benefit of businesses offering goods and services for sale on the Internet.

        2.2. Executive has special skills and abilities in management and administration.

        2.3. Company desires to employ Executive and Executive is willing to undertake such employment on the terms and conditions set forth in this Agreement.


3.      Employment, Duties and Covenants

        3.1. Employment. During the "Term" (as hereinafter defined), (i) Company shall employ Executive as its President and Chief Operating Officer with powers and duties consistent with such position, and (ii) Company shall also employ Executive, and Executive shall so serve, in such substitute or additional offices or positions with Company or any subsidiary or affiliate of Company (consistent with the position named above) as may, from time to time, be determined by Company's Board of Directors (the "Board").

        3.2. Duties. Executive hereby accepts employment in such capacity on the terms and conditions set forth herein. The powers, duties and responsibilities to be held or performed by Executive hereunder shall be such as inhere in the position of and such other powers, duties and responsibilities as may be delegated or assigned to Executive by the Board; provided, however, that such other powers, duties and responsibilities shall be consistent with Executive's position, experience and level of compensation.

        3.3. Performance of Duties. Executive shall discharge the duties described herein in a diligent and professional manner. Executive shall render services incidental to his position, during normal business hours, primarily, at Company's present place of business in Culver City, California,


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or at such other premises as may be occupied by Company or where Company may conduct its business during the Term. Company agrees that, notwithstanding that Executive may be required to temporarily travel to other places in the course of performing his duties, in the absence of Executive's written consent, he shall not be required to move his permanent residence outside of the Southern California area.

        3.4. Extent of Services. Executive shall devote his full and exclusive productive time, energy, effort, attention and ability solely to the performance of his duties as set forth above, and to the proper and efficient management and development of the business and operations of Company. Executive shall perform industriously and to the best of his ability, experience and talents all of the duties which may be required of him from time to time, pursuant to the terms hereof, to Company's full and complete satisfaction. During the Term, Executive shall not engage in any other occupation, and without Company's prior written consent, Executive shall not, directly or indirectly, at any time during the Term, render services of a business, professional or commercial nature to any other person, firm or entity whether without compensation or for any form of compensation whatsoever. Notwithstanding the foregoing, Executive may act for his own account in passive-type investments, or as a member of other boards of directors, or engage in charitable activities, where the time allocated for those activities does not materially interfere with the discharge of his duties for Company.

        3.5. Company's Authority. Executive shall observe and comply at all times with the directions of the Board regarding Executive's performance of his duties and with Company's business policies, rules and regulations as adopted by the Board. Executive shall carry out and perform any and all orders, directions, and policies, consistent with Executive's position, as may be so stated by the Board from time to time, either orally or in writing.

        3.6. Results and Proceeds. Company owns all right, title and interest to all of the results and proceeds arising out of or as a result of all services performed by Executive on behalf of Company.

        3.7. Nonsolicitation of Gifts. Without Company's prior written consent in each instance, Executive shall not solicit or accept, for himself or for the benefit of any third party or entity, any contribution, donation, gift, discount or rebate or the like of material value or in violation of applicable law from any person, firm or entity with whom Company maintains any business relationship.


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        3.8.   Competitive Activities Prohibited. During the Term, Executive
shall not, directly or indirectly (unless disclosed to Company and approved by Company in writing in its sole and absolute discretion):

               3.8.(a) engage in any activity competitive with or adverse to the business, activities or welfare of Company, whether alone, as an agent, as a lender, as a general or limited partner of a partnership, as a member or manager of a limited liability company, or as an officer, director or holder of the outstanding shares of capital stock of any corporation;

               3.8.(b) engage in any conduct or activity which would cause Company or Executive to be in a position of conflict of interest or cause Company to be in violation of any law, regulation, policy, statement or rule of any applicable governmental authority; or

               3.8.(c) undertake planning for or organization of any business activity competitive with Company's business.


4.      Term and Termination of Agreement

        4.1. Term of Employment. Executive's employment under this Agreement shall be for five (5) years, commencing on July 1, 2000 and ending on June 30, 2005 (the "Term"). The Term shall automatically be extended for one (1) additional year, unless either Executive or Company gives written notice to the other at least three (3) months prior to expiration of the Term that the Term shall not be so extended.

        4.2.   Termination.

               4.2.(a) Executive's employment may be terminated without cause or grounds therefor by Company or Executive upon thirty (30) days' prior written notice from the terminating party. In addition, Company may terminate Executive's employment for "Cause" as provided in Section 4.2(b) at any time without prior notice.

               4.2.(b) Company may terminate Executive for "Cause". Any termination of Executive's employment hereunder shall be deemed to be for "Cause" if:

                       4.2.(b)(i) Executive has materially breached a provision of this Agreement, and if such breach is curable, Executive has been provided written notice from Company


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identifying the alleged material breach, and Executive has failed within ten
(10) days thereafter to cure the material breach;

                       4.2.(b)(ii) Executive is convicted of or pleads guilty to a felony charge involving financial misconduct or moral turpitude;

                       4.2.(b)(iii) Executive has misappropriated any funds or property of Company;

                       4.2.(b)(iv) Executive fails to comply with the reasonable oral or written directions of the Board consistent with Executive's position and such failure is not cured within five (5) days after written notice from Company;

                       4.2.(b)(v) Executive is incompetent in performing his assigned duties or responsibilities; or

                       4.2.(b)(vi) Executive commits any other act or fails to take any action which a court or arbitrator of competent jurisdiction could justify as grounds for dismissal for "Cause".

        4.3. Death. In the event of Executive's death during the Term, Executive's employment with Company shall terminate.

        4.4. Disability. If during the Term of this Agreement Executive becomes "Totally Disabled" (which for the purposes of this Agreement shall be deemed to occur if Executive is unable to perform his services and engage in his regular occupation pursuant to this Agreement due to physical or mental disability for a period of ninety (90) consecutive days, or for ninety (90) days during any three hundred sixty five (365) day period, Company shall have the right to terminate Executive's employment.

        4.5. Change in Control. In the event that Executive is terminated pursuant to a change in control as defined in Section 5.5 below, Executive shall be entitled to a severance package equal to Executive's full salary and benefits as described in Section 5 below for a three (3) year period following the date of such termination.

        4.6.   Legal Obligations Following Termination.


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               4.6.(a) If Executive's employment hereunder is terminated by
Executive as provided in Section 4.2(a) or as provided in Sections 4.2(b), 4.3 or 4.4, then Company shall be liable to pay Executive only the following amounts: (i) Executive's salary through and including the "Effective Date of Termination", which for purposes of this Agreement shall be the last day on which Executive performed services pursuant to the terms of this Agreement, unless the notice of termination of this Agreement provides for payment through a later date; (ii) Executive's salary for the pro rata portion of any vacation to which he was entitled but which he has not taken; (iii) reimbursement of any expenses previously incurred pursuant to Section 5.4; and (iv) any benefits to which Executive is actually entitled under Article 5 hereof. If Executive's employment hereunder is terminated prior to the end of the Term of this Agreement by Company pursuant to Section 4.2(a) or as a result of Company's material breach, in addition and with no duty or obligation to mitigate or seek other employment, Executive shall be paid the amount of his annual salary remaining for the balance of the Term of this Agreement pursuant to Section 5.1, all stock options held by Executive, to the extent not already vested or exercisable, shall become immediately exercisable, and Executive shall be provided the life insurance, disability insurance and health insurance benefits pursuant to Section 5.6 for the remainder of the Term.

               4.6.(b) If Executive's employment is terminated, the vacation to which Executive would be entitled for his last year of service shall be prorated. If Executive has already taken more vacation than that to which he is entitled, Company shall be entitled to offset any sums owed by it to Executive against the amount of salary received by Executive for the number of vacation days taken in excess of vacation days which he was entitled to take.

               4.6.(c) The termination of this Agreement and Executive's employment hereunder shall not affect Executive's right to exercise any vested stock options in accordance with the terms of Company's Stock Option Plan, and shall not relieve either party from any liability or damage directly or indirectly arising out of any breach of or default under this Agreement or any failure to comply with or perform any obligations under this Agreement, and termination of Executive's employment shall not affect Company's rights under
Article 6.


5.      Compensation and Other Benefits

        5.1. Annual Salary. As compensation for services rendered by Executive to Company, Company shall pay Executive an annual salary in the amount of Three Hundred Thousand ($300,000) Dollars for each year of the Term, prorated for any partial period. The annual salary shall be payable in accordance with Company's regular payroll practices.


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        5.2.   Employment Taxes. All compensation shall be subject to the customary withholding tax and other employment taxes as required with respect to compensation paid by a company to an employee.

        5.3. Bonus. As additional compensation for services rendered by Executive to Company, and beginning in the Fiscal year 2001, Executive shall receive a bonus equal to Five (5%) Percent of that portion of the Company's fiscal year net before tax profits in excess of Five Million ($5,000,000) Dollars. If the Company's fiscal year profits do not exceed Five Million ($5,000,000) Dollars, then Executive will not be eligible for this Bonus. Notwithstanding the above, Company may pay Executive such other discretionary bonuses as may be determined by the Board in its sole and absolute discretion.

        5.4. Expenses. Company and Executive hereby acknowledge that Executive may be required, during the Term, to incur certain expenses in connection with his employment hereunder including, but not limited to, parking, travel, entertainment, and other expenses. Company shall reimburse Executive for ordinary and necessary business expenses incurred by Executive in the performance of his duties hereunder if such expenses have previously been approved by Company or if reimbursement is otherwise appropriate in accordance with Company's established policies and if Company receives such verification thereof as Company may require.

        5.5. Stock Options. Executive understands that Company is currently in the process of designing and implementing a stock option program for its executives and employees. Upon adoption of such plan and upon the formation of a Compensation Committee of the Company's Board of Directors, Company shall grant to Executive stock options, conditioned on the closing of the Company's initial public offering or merger with a public company, to purchase that number of shares of Common Stock of the Company, the amount of which is to be determined by the Compensation Committee of the Company's Board of Directors, equal to [______] percent (___%) of the Company's issued and outstanding prepublic offering capitalization on a fully diluted basis at the lowest purchase price for which options are to be granted under the Company's stock option plan prior to the initial public offering or merger with a public company. [_____________] percent (___%) of the stock options granted to Executive as determined by Compensation Committee of the Company's Board of Directors will automatically vest and become exercisable on that date which is ninety (90) days after the commencement date of the Term. The balance of the stock options shall vest in three (3) equal cumulative installments on the first anniversary date, second anniversary date and third anniversary date, respectively, of Executive's employment hereunder. If, Executive's unvested stock options would be terminated as a result of a "Change in Control" then, all of Executive's unvested options, if any, shall become immediately exercisable. For purposes of this Agreement, the term "Change in Control" means: (a) the obtaining of control by any person or


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"group" (other than the persons who own five percent (5%) or more of the shares of the Company as identified in the Company's Registration Statement on Form S-1 filed in connection with the Company's initial public offering) within the meaning of Section 13(d) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership (within the meaning of the Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of voting securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or (b) such time as a majority of the Board shall be comprised of persons who were not elected to such offices as part of the "Company nominated slate" of directors (i.e. the slate of nominees proposed by the Board in office immediately prior to the election; provided, however, that this clause shall not apply in the event one or more directors voluntarily resign from the Board. All other terms and conditions of Executive's stock options shall be in accordance with the terms of the Company's stock option plan.

        5.6. Other Benefits. During the Term of this Agreement, Executive shall receive such other life insurance, pension, disability insurance, health insurance, holiday, vacation and sick pay benefits which Company extends, as a matter of policy, to its executive employees and, except as otherwise provided herein, shall be entitled to participate in all deferred compensation and other incentive plans of Company on the same basis as other like employees of Company. Without limiting the generality of the foregoing, Executive shall be entitled to four (4) weeks vacation during each year of the Term of this Agreement, which shall be scheduled in Executive's discretion, subject to and taking into account the business exigencies of Company. Unused vacation may be accrued for one (1) year only. Vacation in excess of two (2) consecutive weeks shall be subject to the reasonable approval of the Board.


6.      Confidential Information/Nonsolicitation

        6.1. Confidential Information. "Confidential Information" means all information, data and knowledge of a business, professional or technical nature relating to the business or operations of Company, information which is not generally known outside of Company, or information entrusted to Company by third parties, and includes information known to Executive as confidential or secret or which Executive shall have reason to know or reasonably should know is confidential or secret, to the extent that such information derives potential or actual independent economic value from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain potential or actual economic value from this disclosure or use and is the subject of efforts reasonable under the circumstances to maintain its secrecy. Confidential


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Information may relate, for example, to trade secrets, customer lists, customers' names and requirements, customer businesses, customer profiles, customer finances, customer accounts, employees, business methods, business or marketing plans, personnel information, credit information, financial information, the names and locations of vendors and suppliers, equipment, equipment design, research, development, engineering, manufacturing, purchasing, accounting, selling, marketing, contractors, compositions, computer software, computer hardware, computer applications and tools, algorithms, object code, source code, technology, research, infrastructures, products, procedures, calculations, specifications, developments, formulae, compilations, inventions, designs, plans, databases, database structure, data, accounts, billing methods, pricing, costs, business methods, systems, plans, internal affairs, legal affairs, security methods, creative ideas and concepts, projects, advertising, merchandising techniques and any and all information entrusted to the Company by third parties. This information may be contained in materials ("Materials") such as books, records, files, notes, lists, computer programs, tapes, cd roms, hard disc and soft disc drive mechanisms, other mechanisms for electronic or digital storage of information, computer printouts, data input to computers, drawings, documents, data, reports, customer, price and supplier lists, specifications, or other miscellaneous embodiments, or may be in the nature of, or consist of, verbal communication or unwritten knowledge, techniques, formulas, processes, practices or know-how.

        6.2. Acknowledgment by Executive. Executive acknowledges that Company will be required hereunder to make Confidential Information available to Executive which has been developed at great expense and effort by Company because knowledge of such Confidential Information will be essential to the performance of Executive's duties under this Agreement. Executive recognizes that Company has expert knowledge in its field and that many of its methods, and much of its know-how is expert and unique and its customer and potential customer contracts are of substantial commercial value. Executive further acknowledges, without limiting the generality of the foregoing, that the identity, business needs, desires and peculiarities of customers and suppliers of Company constitutes valuable Confidential Information. Executive also acknowledges that prior to or during his employment with Company he may be given access to or become acquainted with Confidential Information. Executive acknowledges that such Confidential Information is a valuable, special, unique asset of Company's business.

        6.3. No Use or Disclosure. Without Company's prior written authorization, Executive shall not communicate, use, divulge, or disclose to any other person, firm or entity any Confidential Information or any copy, reproduction or summary thereof, in any manner, at any time, whether during or after the Term other than as expressly required in the performance of any party's obligations to Company, or as required by law.


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        6.4.   Ownership. Executive acknowledges that the relationship between the parties hereto is exclusively that of employee and employer, and that Company's obligations to Executive are exclusively contractual in nature. Company shall be the sole owner in perpetuity throughout the universe of all the results and proceeds of Executive's services hereunder. Executive further acknowledges and agrees that all Confidential Information, Materials, documents, concepts, ideas, improvements, plans, computer programs, applications and tools, algorithms, object code, source code, compositions, reports, notes, memoranda, records, compilations, original works of authorship, formulas, techniques, programs, work product and other materials of any kind or character which Executive makes, compiles or conceives, either solely or with others, during his employment by Company which are applicable directly or indirectly to any phase of Company's business, and all copies or abstracts thereof, ("Company Materials"), shall automatically become Company's sole and exclusive property and Company shall be deemed the owner and author thereof. Executive further acknowledges that all such Company Materials shall constitute "works made for hire" within the meaning of the copyright laws of the United States. Executive hereby irrevocably assigns to Company all right, title and interest in and to all Company Materials, including, without limitation, all copyrights, trademarks and patents pertaining thereto, and any other proprietary rights based thereon, and all renewals, extensions, subdivisions and continuations-in-interest thereof. Executive shall, at the request of Company, execute such assignments, certificates, or other instruments as Company may from time to time deem necessary or desirable to evidence, protect, establish, maintain, perfect, enforce or defend its right, title and interest in or to any such rights properties or products. In the event Executive fails to comply with the preceding sentence, Executive irrevocably designates and appoints Company and each of its duly authorized officers and agents as his attorney-in-fact to execute and to file any document and to do all other lawfully permitted acts to further the protection, issuance and enforcements of copyrights, trademarks, patents and other proprietary rights with the same force and effect as if executed and delivered by Executive. No Company Materials, Materials or Confidential Information will be made available by Executive to others during or following his employment with Company without the advance written permission from the Board.

        6.5. Third Party Trade Secrets. In the same way that Company endeavors to protect its own Confidential Information, Company endeavors not to engage in any conduct which would violate the legal protection afforded to the trade secret information of third parties. Under no circumstances will Company accept the improper disclosure of other parties' trade secrets. Therefore, in rendering Executive's services hereunder, Executive agrees not to disclose to Company or utilize in any manner trade secret information in Executive's possession belonging to any other party.


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        6.6.   No Soliciting. While employed by Company and for a period of two
(2) years thereafter, without express prior written approval of the Board, Executive shall not directly or indirectly interfere with Company's business in any manner, including, without limitation, by: (a) planning for, acquiring any financial interest in, or performing any services for Executive or any other person or entity in connection with a business in which Executive's interest, duties or activities require Executive to utilize or reveal any Confidential Information; (b) attempting to employ, enticing, encouraging or soliciting for employment by others, any of Company's employees; (c) inducing or attempting to induce a consultant or other independent contractor to sever his or her relationship with Company; (d) diverting or attempting to divert (by solicitation or otherwise) or obtaining business from any of Company's clients or customers; (e) making known to any person, firm, corporation or other entity the identities or addresses of any client or customer; or (f) soliciting, causing to be solicited or accepting the disclosure of any Confidential Information for any purpose whatsoever except as expressly required by Company in order to enable Executive to perform all job duties required of Executive herein.

        6.7. No Removal or Duplication. Without Company's prior written consent in each instance, or except as expressly required by Company in connection with Executive's duties as an executive of Company, Executive shall not at any time, whether prior to or after Executive's employment with Company ends, remove, reproduce, summarize or copy any Confidential Information, or authorize, participate in, aid or abet such removal, reproduction, summarizing or copying. Executive shall immediately return to Company all Confidential Information, Materials and Company Materials, including all copies and summaries thereof, when Executive's employment by Company ends for any reason or at any time when Company may otherwise require that such Confidential Information, Materials or Company Materials be returned.

        6.8. Material Term. Executive acknowledges that maintaining the confidentiality of such Confidential Information is necessary to the successful conduct of the business of Company and its goodwill, and that any breach of any term of this Article 6 shall be a material breach of this Agreement.


7.      Specific Performance; Survivability

        7.1. Specific Performance. Without in any manner limiting the provisions of Article 6, Executive recognizes and acknowledges that all of the Confidential Information, as it may exist from time to time, is a valuable, special and unique trade secret asset of Company. Executive agrees that the remedy at law for a breach of the covenants contained in Article 6 is inadequate and that therefore in the event of a breach, or threatened breach by Executive of the provisions of Article 6,


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Company shall be entitled to an injunction or restraining order restraining
Executive from disclosing in whole or in part any Confidential Information, or from rendering any services to any person, firm, corporation, association or other entity to whom such Confidential Information, in whole or in part, may have been disclosed or is threatened to be disclosed or from breaching the covenants contained in Article 6. Nothing herein shall be construed as prohibiting Company from pursuing any other remedies available to Company for such breach or threatened breach, including the recovery of damages from Executive. To the extent permissible by law, Executive specifically waives the necessity for Company to post bond in any injunctive or similar proceeding, and in any event, consents to the posting of the smallest bond allowed by law.

        7.2. Reasonableness of Restrictions. Executive acknowledges that his covenants contained in Article 6 are a material part of the consideration for this Agreement, are reasonably necessary to protect legitimate interests of Company, are reasonable in scope and duration and are not unduly restrictive.

        7.3. Survivability. All covenants and agreements contained in Article 6 shall survive the termination of this Agreement and Executive's employment with Company.


8.      Indemnification

        Company shall, to the maximum extent permitted by law, indemnify and hold Executive harmless from and against all claims, actions, causes of actions, judgments, liabilities, obligations and expenses, including without limitation, attorneys' fees, court costs, judgments, fines, settlements, and other amounts actually incurred arising out of, relating to or in connection with Executive's employment by Company, his services as an officer of Company, or the discharge of his duties hereunder; provided, however, that the foregoing indemnity shall not apply to any activity which is beyond the scope of his employment or agency authority. Company shall advance to Executive any expenses incurred in defending any such proceeding to the maximum extent permitted by law.


9.      Arbitration

        Any controversy or claim arising out of or relating to this Agreement including, but not limited to, any claim relating to its validity, interpretation, enforceability or breach, or any other claim or controversy arising out of the employment relationship or the commencement or termination of that relationship, including, but not limited to, claims for breach of covenant, breach of an implied covenant or intentional infliction of emotional distress, which are not settled by


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agreement between the parties, shall be settled by final and binding arbitration to be heard on an expedited basis by a retired California Superior Court or Appellate Court judge in Orange County, California in accordance with the employment dispute resolution rules of the American Arbitration Association ("AAA") in effect at the time a claim is filed. In consideration of each party's agreement to submit to arbitration all disputes with regard to this Agreement or with regard to any alleged contract or tort or other claim arising out of the employment relationship or the commencement or termination of that employment relationship, and in consideration of the anticipated expedition and the minimizing of expense of this arbitration remedy, each party agrees that the arbitration provisions of this Agreement shall provide it with its exclusive remedy and each party expressly waives any right it might have to seek redress in any other forum except as provided in Article 7 and Section 10.1. The parties agree that this means that they are giving up their right to a jury trial and to trial in a court of law in favor of the right to arbitrate. The parties further agree that the arbitrators acting hereunder shall be empowered to assess any remedy including, but not limited to, injunctive orders (including temporary, preliminary and permanent relief) when appropriate. It is specifically contemplated and agreed by the parties hereto that discovery may be conducted by any party pursuant to the provisions of Section 1283.05 of the California Code of Civil Procedure which are hereby incorporated into, and made a part of, and made applicable to this Agreement, and the arbitrators shall have the full power of a Court of the State of California to issue and enforce subpoenas. A judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. In reaching a decision, the arbitrator shall be required to apply substantive California and federal law and, shall have no authority to change, extend, modify or suspend any of the terms of this Employment Agreement.


10.     General Provisions

        10.1. Injunctive Relief. In the event of a breach by Executive of any of his undertakings hereunder, Executive agrees that in addition to any other rights or remedy provided by law or equity, a restraining order or an injunction may issue against Executive to enforce compliance with this Agreement.

        10.2. No Personal Interest. Executive shall not have any personal interest, direct or indirect, in any supplier of, or in any transaction between, any supplier and Company.

        10.3. Assignment. Neither this Agreement nor any rights or benefits hereunder shall be subject to execution, attachment or similar process and Executive may not assign, transfer, pledge or hypothecate this Agreement or any rights or benefits hereunder without the prior written consent of Company. Any such assignment, transfer, pledge or hypothecation hereof by Executive in


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violation of this provision shall be null, void and of no effect. Subject to the foregoing, this Agreement and all of the terms and conditions hereof shall benefit and bind Company and its successors and assigns and shall benefit and bind Executive and his successors. Company's rights hereunder shall accrue to the benefit of any person, firm, or corporation which may succeed to its business by merger, purchase of stock or assets, or otherwise.

        10.4. Integration. Neither of the parties hereto have made any representations, statements, warranties or other agreements other than those expressed herein. This Agreement embodies the entire understanding of the parties with respect to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, or understandings, written or oral, between the parties. This Agreement may be amended or modified only by a written agreement, signed by the parties hereto.

        10.5.  Notices.

               10.5.(a) All notices, requests, payments, statements, demands or other communications given under this Agreement (collectively "Communications") shall be in writing. Notice shall be sufficiently given for all purposes as follows:

                       (1) PERSONAL DELIVERY. When personally delivered to the recipient. Notice is effective on delivery.

                       (2) FIRST-CLASS MAIL. When mailed first class to the last address of the recipient known to the party giving notice. Notice is effective three (3) mail delivery days after deposit in a United States Postal Service office or mailbox.

                       (3) CERTIFIED MAIL. When mailed certified mail, return receipt requested. Notice is effective on receipt, if delivery is confirmed by a return receipt.

                       (4) OVERNIGHT DELIVERY. When delivered by (overnight delivery Federal Express/Airborne/United Parcel Service/DHL WorldWide Express), charges prepaid or charged to the sender's account. Notice is effective on delivery, if delivery is confirmed by the delivery service.

                       (5) TELEX OR FACSIMILE TRANSMISSION. When sent by telex or fax to the last telex or fax number of the recipient known to the party giving notice. Notice is effective on receipt, provided that (a) a duplicate copy of the notice is promptly given by first-class or certified mail or by overnight delivery, or (b) the receiving party delivers a written confirmation of receipt. Any


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notice given by telex or fax shall be deemed received on the next business day if it is received after 5:00 p.m. (recipient's time) or on a nonbusiness day.

               10.5.(b)   Addresses for purpose of giving notice are as follows:

               If to Company:        Solutions America, Inc.
                                     600 Corporate Pointe
                                     Suite 1200
                                     Culver City, California 90230
                                     Attention: Floyd W. Kephart,
                                                Chairman of the Board & CEO

               If to Executive:      Gary Horowitz
                                     13032 Sky Valley Rd.
                                     Los Angeles, 90049

               10.5.(c) Any correctly addressed notice that is refused, unclaimed, or undeliverable because of an act or omission of the party to be notified shall be deemed effective as of the first date that said notice was refused, unclaimed, or deemed undeliverable by the postal authorities, messenger, or overnight delivery service.

               10.5.(d) Either party may change its address or telex or fax number for purposes of this Section 10.5 by notifying the other party of its new address in the manner set forth in this Section 10.5.

        10.6. Governing Law; Severability. This Agreement is made under and shall be construed in accordance with the laws of the State of California. Nothing in this Agreement shall be construed to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event the provision of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law. If any term or provision of this Agreement is determined by a Court of competent jurisdiction to be illegal, invalid, or unenforceable for any reason whatsoever, such illegality, invalidity, or unenforceability shall not affect the remaining terms and provisions of this Agreement, which remaining terms and provisions shall remain in full force and effect.


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

        10.7. Waiver. A waiver of any of the terms and conditions hereof by Company or Executive shall not constitute a waiver of any other term or condition hereof, nor shall it constitute a general waiver by the waiving party, and the waiving party shall be free to reinstate any such term or condition without notice to the other party.

        10.8. Headings. The Article and Section headings used herein are for convenience only and are not a part of this Agreement.

        10.9. Gender. Whenever required by the context hereof, the singular shall be deemed to include the plural and the plural to include the singular, and the masculine, feminine and neuter gender shall each be deemed to include the others.

        10.10. Counterparts. This instrument may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.



                           [SIGNATURE PAGE TO FOLLOW]




               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and at the place indicated opposite their respective signatures below.


                                            "COMPANY"

                                            SOLUTIONS AMERICA, INC.,
                                            a Delaware corporation
Executed at _____________, California
this ____ day of _____________, 2000        By: __________________________
                                                Floyd W. Kephart
                                                Chairman of the Board & CEO


                                            "EXECUTIVE"

Executed at _____________, California
this ____ day of _____________, 2000        By: _________________________
                                                Gary Horowitz





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